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                                                                    EXHIBIT 12.1


                                  ADAPTEC, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in thousands)
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
                                                                                                       FOR THE NINE MONTHS ENDED
                                                              FOR THE YEAR ENDED MARCH 31,             --------------------------
                                                     -----------------------------------------------   DECEMBER 29,   DECEMBER 27,
                                                       1992     1993     1994      1995       1996         1995           1996
                                                     -------  -------  -------   --------   --------   -----------    -----------
Pre-tax income from continuing operations            $19,486  $65,854  $78,603   $124,537   $137,989     $83,232       $105,514
                                                     -------  -------  -------   --------   --------     -------       --------
 Fixed charges:
 Interest expense                                        159      967    1,306      1,179        840         674            597
         Rentals - 33%                                   608      480      541        784      1,226         968          1,141
                                                     -------  -------  -------   --------   --------     -------       --------
         Total fixed charges                             767    1,447    1,847      1,963      2,066       1,642          1,738
                                                     -------  -------  -------   --------   --------     -------       --------
Earnings before income taxes and fixed charges       $20,253  $67,301  $80,450   $126,500   $140,055     $84,874       $107,252
                                                     =======  =======  =======   ========   ========     =======       ========
Ratio of earnings to fixed charges                      26.4     46.5     43.6       64.4       67.8        51.7           61.7
                                                     =======  =======  =======   ========   ========     =======       ========
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